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                                                                  EXHIBIT 2.5.12


                           SECOND AMENDED AND RESTATED
                          SUBORDINATED PROMISSORY NOTE

Principal Amount: $4,456,250                              As of August ___, 2000

         For value received, Able Telcom Holding Corp. ("Able") hereby agrees to pay to the order of WorldCom Network Services, Inc., its successors or assigns ("WorldCom"), in lawful money of the United States of America and immediately available funds, at its offices in Tulsa, Oklahoma (or at such other place or places WorldCom may designate) the principal amount of Four Million Four Hundred Fifty Six Thousand Two Hundred Fifty and No/100 Dollars ($4,456,250) on July 12, 2007 ("Maturity Date"). Subject to the subordination terms herein, all principal and accrued interest shall be payable on the Maturity Date.

1.       DEFINITIONS

         1.1 "AGENT" means the Administrative Agent under that certain Credit Agreement, dated as of July 11, 1998, among NationsBank, as Administrative Agent, Able, and the Several Lenders from time to time parties thereto, as the same may be or may have been amended, restated, modified, renewed or replaced from time to time (the "Credit Agreement").

         1.2 "BANKS" means the lenders from time to time identified as a "Lender" in the Credit Agreement.

         1.3      "BORROWER" shall have the meaning given in the Credit
Agreement.

         1.4      "OBLIGATIONS" shall have the meaning given in the Credit
Agreement.

         1.5 "SUBORDINATED DEBT" shall mean at any time, all principal of and interest on and premiums (if any) related to this Second Amended and Restated 11.5% Subordinated Promissory Note (this "Note") and any collateral securing the payment of the same.

         1.6 "SUPERIOR DEBT" shall mean the Obligations of the Borrower under the Credit Agreement, including all principal of and interest on and premiums (if any) related thereto and any collateral securing the payment of the same.

2. AMENDMENT This Note amends and restates that certain "Amended and Restated 11.5% Subordinated Promissory Note" by Able dated as of January 11, 2000, payable to the order of WorldCom in the principal amount of $4,456,250 (the "Prior Note"). The Prior Note replaced that certain "11.5% Promissory Note" of Able dated as of September 1, 1998, payable to the order of WorldCom in the principal amount of $30,000,000, the balance of which was converted to equity in Able. This note replaced that certain promissory note of Able dated as of July 2, 1998, payable to the order of MFS Communications Corporation, Inc. in the original principal amount of $86,405,217. The instruments described in this paragraph have been cancelled.


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3.       SUBORDINATION.

         3.1 Able and WorldCom (the "Subordinated Lender") acknowledge and agree that notwithstanding anything to the contrary herein, at all times, the principal amount of any outstanding debt of Able to the Subordinated Lender shall be subordinated to the Superior Debt. Until the indefeasible payment in full of the Superior Debt: (a) the payment of the principal amount or fees and premiums, if any (including payments of interest), on all Subordinated Debt shall be subordinated to the payment in full of all Superior Debt; (b) Able will not make and the Subordinated Lender will not take or receive from Able, in any manner, payment of the whole or any part of the principal of and interest on and fees and premiums, if any, of the Subordinated Debt; and (c) the Subordinated Lender will not take any action towards the enforcement of any liens in respect of any or all of the Subordinated Debt, or exercise any rights granted under such liens in respect of the collateral subject thereto.

         3.2 Upon any distribution of assets of Able to its creditors upon any dissolution, winding-up, total or partial liquidation, readjustment of debt, reorganization or similar proceeding of Able or its property, or in any bankruptcy, insolvency, receivership, assignment for the benefit of creditors, marshaling of assets and liabilities of Able, or other proceeding, whether any of the foregoing is voluntary or involuntary, partial or complete, all amounts due on the Superior Debt including all interest, fees and costs of collections, including attorneys' fees and expenses shall first be paid in full before the Subordinated Lender shall be entitled to receive or retain any payment or distribution from Able in respect of the Subordinated Debt.

         3.3 Notwithstanding the foregoing paragraphs and without any derogation thereof, if upon any such dissolution, winding-up, liquidation, readjustment, reorganization or other proceeding, any payment or distribution of assets or securities of Able of any kind or character, whether in cash, property or securities, shall be received by the Subordinated Lender in respect of the Subordinated Debt before all the Superior Debt is indefeasibly paid in full, such payment or distribution will be held in trust for the benefit of, and shall promptly be paid over in trust for the benefit of, and in the form received (duly endorsed, if necessary, to the holders of the Superior Debt) to the holders of the Superior Debt (or their appointed trustee or agent) for application to the payment of the Superior Debt until all the Superior Debt shall have been paid in full.

4.       INTEREST.

         4.1 Interest on the unpaid principal amount hereof from time to time shall accrue at an annual rate of 8% from the date hereof. Interest hereunder shall be computed on the basis of the actual number of days elapsed over a year of 360 days.

         4.2 Any amount hereunder that becomes due on a Saturday, Sunday or other day when banks in New York are not open for business shall be payable on the next business day when such banks are open for business (a "Business Day") with interest accruing until the date of payment.

         4.3 If any amount owned by Able hereunder is not paid when due, such amount will bear interest at a rate equal to 10.5% per annum (the "Default Rate"), payable on demand by


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WorldCom. Nothing herein contained shall be construed or so operate as to require Able to pay any interest, fees, costs or charges at a rate or in an amount greater than is permitted by applicable law.

         4.4 Upon a default in payment of principal, interest or other amounts owing hereunder when due, the unpaid principal amount of this subordinated note, together with all accrued but unpaid interest thereon, may become, or may be declared to be, (and in the case of a bankruptcy or insolvency proceeding naming Able as debtor, shall, without action on the part of WorldCom, become), immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by Able.

         4.5 Able agrees to pay on demand all direct out-of-pocket losses, and reasonable out-of-pocket costs and expenses, if any (including reasonable fees and expenses of outside counsel), of WorldCom in connection with the enforcement (whether by legal proceedings, negotiation or otherwise) of this Note and other documents delivered hereunder.

         4.6 Upon the occurrence and during the continuance of any default hereunder, but subject to the subordination provisions hereof, WorldCom is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all amounts of other indebtedness at any time owning by WorldCom to or for the credit or the account of Able against any and all of the obligations of Able now or hereafter existing under this Note, irrespective of whether or not WorldCom shall have made any demand under this Note and of whether or not such obligations may be matured. Such set off amounts shall be applied first to principal and then to interest. WorldCom agrees promptly to notify Able and the Agent after such set off and application made by WorldCom, but the failure to give such notice shall not affect the validity of such set-off and application subject to all liens in favor of the Agent or the Banks. The rights of the WorldCom under this paragraph are in addition to other rights and remedies (including, without limitation, other rights of set-off) which WorldCom may have and are subject to any rights any holders of Superior Debt may have.

5. NO PREPAYMENT. No principal hereof or interest thereon shall be prepayable.

6.       WAIVER.

         6.1 In the event this Note is transferred, assigned or pledged, Able hereby waives, as against such transferee, assignee or pledges, any defenses and counterclaim that Able may have against the prior holder hereof.

         6.2 The Subordinated Lender hereby waives: (i) notice of acceptance by the holders of the Superior Debt hereof, (ii) notice of the existence or creation or nonpayment of all or any of the Superior Debt; and
(iii) all diligence in collection or protection of or realization upon the Superior Debt or any thereof or any security therefor.

7. NO IMPAIRMENT OF RIGHTS. Nothing herein contained shall impair, as between Able and the Subordinated Lender, the obligation of Able, which (although it is restricted hereby) is absolute and unconditional, to make payments of the Subordinated Debt as and when the same shall become due


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and payable in accordance with its terms (as restricted hereby), or affect the relative rights of the Subordinated Lender and creditors of Able other than holders of Superior Debt.

8. BINDING AGREEMENT. The provisions hereof shall be binding upon the Subordinated Lender and Able and upon their successors. All references to Able and the Subordinated Lender, respectively, shall be deemed to include their respective successors, whether immediate or remote, and all references to Able and the Subordinated Lender shall be deemed to include their respective subsidiaries.

9. CHOICE OF LAW, VENUE. Any suit, action or proceeding arising out of or in connection with the provisions hereof relating to subordination may be brought against Able or the Subordinated Lender in a court in Florida of record of the State of Florida, or a United States District Court sitting in Florida and each of the Able and the Subordinated Lender hereby irrevocably submits and consents to the jurisdiction of each such court and agrees that any summons, complaint, writ, judgment or other notice or service of legal process may be sufficiently served upon it in connection with any such suit, action or proceeding. In any suit, action or proceeding relating to the subordination hereunder, each of Able and the Subordinated Lender waives, to the fullest extent not prohibited by applicable law, any objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding brought in such court and any claim that the same was brought in an inconvenient forum. The submission to the said jurisdiction shall not (and shall not be construed so as to) limit the right of the holders of the Superior Debt, or any of them, or any agent on their behalf, to take proceedings against Able or the Subordinated Lender. This Note shall be governed by and construed in accordance with the laws of the state of Florida without regard to conflicts of law provisions thereof.

10. SURVIVAL. If any provision or obligations of this Note shall be determined to be invalid, ineffective of unenforceable, the validity, effectiveness and enforceability of the remaining provisions or obligations shall not in way be affected or impaired thereby.

11. RELATION TO AGREEMENT. This Note is the "Subordinated Note" referred to in the Amended and Restated Agreement Regarding Promissory Note, dated as of April 1, 1999 (the "Related Agreement"), between Able and WorldCom which provides, among other things, for the source of payments hereon subject to the subordination provisions hereof and thereof.

12. ENTIRE AGREEMENT. THIS NOTE, TOGETHER WITH THE RELATED AGREEMENT, REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

                            [Signature page follows]


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         IN WITNESS WHEREOF, Able has caused this Note to be executed and delivered by its duly authorized officer as of the date first above written.

                            ABLE TELCOM HOLDING CORP.


                            By:
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                            Title:
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         IN WITNESS WHEREOF, WorldCom hereby affirms by execution below,
WorldCom's agreement to the terms and conditions stated herein, reaffirms the Subordination provisions of Section 3 hereof and waives any rights WorldCom may have had under the Prior Note in exchange for the rights provided WorldCom under this Note.

                            WORLDCOM NETWORK SERVICES, INC.



                            By:
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                            Title:
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